Exhibit 99.1

Chembio Diagnostics Announces Appointment of Larry Steenvoorden as Chief Financial Officer

HAUPPAUGE, NY, January 5, 2022 -- Chembio Diagnostics, Inc. (Nasdaq: CEMI), a leading point-of-care diagnostics company focused on infectious diseases, today announced the appointment of Larry Steenvoorden as Chief Financial Officer effective immediately.

“We are thrilled to welcome Larry to the Chembio executive leadership team. Larry has developed valuable insights over his 25 years of financial leadership experience, spanning accounting, budgeting, public company reporting, business development, and commercial strategy. Those skills will be critical to our success as we scale our business in support of our corporate growth and operational objectives,” said Richard Eberly, Chembio’s President and Chief Executive Officer. “We look forward to working with Larry and are confident his prior roles, particularly as a financial executive at a large publicly traded healthcare conglomerate, make him a perfect fit for Chembio.”

Mr. Steenvoorden served as a Senior Director at Accordion Partners, providing CFO advisory services to private equity backed companies for the past four years, and as the Chief Accounting and Financial Officer for Onyx Renewable Partners for the preceding two years. Previously, Mr. Steenvoorden had a 15-year career at Siemens holding roles of increasing responsibility, ultimately as Global Controller & Vice President, Business Planning & Controlling for Siemens Healthcare Diagnostics. In this role he was responsible for financial planning, accounting and controlling functions, operations, and regional reporting, mergers and acquisitions, integrations, and external reporting. His responsibilities also included commercial strategy, business operations management, and cost reduction initiatives across the entire healthcare medical device, point-of-care manufacturing business. Mr. Steenvoorden is a Certified Public Accountant, and he received his Bachelor of Science in Accounting from the University of Delaware and his Master of Business Administration from Rider University.

“Chembio offers an advanced point-of-care testing platform that delivers multiplexed, accurate, rapid and actionable results that enable healthcare providers to more efficiently manage patients to improve outcomes across decentralized healthcare facilities,” said Mr. Steenvoorden. “As healthcare continues to shift to decentralized settings, Chembio’s tests are well positioned to provide value as this market grows. I am excited to contribute to an organization focused on improving healthcare outcomes for patients worldwide.”

About Chembio Diagnostics
Chembio is a leading diagnostics company focused on developing and commercializing point-of-care tests used for the rapid detection and diagnosis of infectious diseases, including sexually transmitted disease, insect vector and tropical disease, COVID-19 and other viral and bacterial infections, enabling expedited treatment. Coupled with Chembio’s extensive scientific expertise, its novel DPP technology offers broad market applications beyond infectious disease. Chembio’s products are sold globally, directly and through distributors, to hospitals and clinics, physician offices, clinical laboratories, public health organizations, government agencies, and consumers. Learn more at www.chembio.com.

DPP is Chembio’s registered trademark, and the Chembio logo is Chembio’s trademark. For convenience, these trademarks appear in this release without ® or ™ symbols, but that practice does not mean that Chembio will not assert, to the fullest extent under applicable law, its rights to the trademarks. All other trademarks appearing in this release are the property of their respective owners.

Contact:
Philip Taylor
Gilmartin Group
415-937-5406
investor@chembio.com